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                                                                     EXHIBIT 2.1


                              ACQUISITION AGREEMENT

Party A:          AP Henderson Group
Address:          600 Wilshire Blvd, Suite 1252, Los Angeles, California, USA,
                  Zip code: 90017
Telephone:        213-538-1203

Party B:          Hyundai MultiCAV Computer Shanghai Co., LTD.
Address:          No. 1899 Lian You Road, Shanghai, China
Telephone:        86-21-6296-6679-85


         AP Henderson Group (herein referred to as "Party A"), Hyundai MultiCAV Computer Shanghai Co., LTD., (herein refereed to as "Party B"), based on the principles of freewill, equality and honesty, signed this Acquisition Agreement on April 5, 2004.


One The two parties in this Agreement agree to that Party A shall issue 51 million shares of the common stock of AP Henderson Group, to acquire all of the capital stock owned by the entire shareholder-body of Party B, including all of the capital stock of Party B's wholly owned subsidiary, Hyundai MultiCAV Binzhou Co., Ltd. Thereafter, Party A will have a total of 92,500,000 shares of common stock issued and outstanding (including 41.5 million shares outstanding prior to this agreement and 51 million shares to be issued), its main shareholders are stated below, (shareholders who own more than 5%)

                    Richard Henry              33 Million shares          35.68%

                    Hyundai MultiCAV Computer Shanghai Co., Ltd. 51 million shares Upon completion of this acquisition of Hyundai MultiCAV Computer Shanghai Co., Ltd., all of its original shareholders combined will own 55.13%.

                    Party A agrees that upon the completion of the required audits and due diligences of Party B and filings with the Securities Exchange Commission of the United States, Party A shall obtain Party B's consent if it plans to issue any equity within the 200 million authorized common stock (in addition to the issued and outstanding shares post acquisition).

Two To ensure the market stability of the public company, Party B agrees that for the common stock of AP Henderson Group to be issued, 43 million shares shall be common stock restricted for one year; 8 million shares shall be restricted common stock with registration rights two months after issuance. During the restriction period, except to conduct transfer, private sales, collateral that are permitted for restricted stock, Party B shall not conduct


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                    any trading of this equity on the US stock markets. During the restriction period, if any shareholder needs to conduct transfer, private sales, collateral, Party A assures the completion of necessary procedures relating to the transfer, private sales and collateral.

Three Party B promises that the total assets of Party B is above USD$40 million and its total liabilities ratio is below 40% (as of March 31, 2004); from the signature date of this agreement, it will strictly abide the US public company's management rules and financial accounting methods to carry out the Company's management, financial accounting, business report, press releases, etc. Strictly control the Company's asset quality, use its best effort not to decrease asset and increase liability, shall not maliciously increase production and operation cost, shall not transfer profits and increase spending.

Four Party B agree that based on its current management team, it shall guarantee the stability of its original management team and important management, technology, production and sales personnel. All members of the Company's management team shall be responsible to all shareholders and investors of the public company, the Company must abide by and comply with the public company's principles of open, just and fairness.

Five Party B guarantees to complete all accounting and legal audit jobs within 75 days from the signature date of this agreement, ensure Party A to complete necessary filings to the US SEC within the allowed time period. Party B shall assemble a work team to ensure the active and initiative cooperation to establish a direct, efficient communication with Party A, to complete tasks such as, accounting audit, restructure, public company filing and financing related activities on time.

Six Party B agree to fully cooperate and produce satisfactory investment conditions from the signature date of this agreement, to ensure Party A's smooth and continuous negotiation attempts with different types of investment fund, investment banks, investment company for any type of Six investment into the Hyundai MultiCAV Computer Shanghai project.

Seven Both parties mutually agree to produce full, complete and accurate document and information to the other party upon request, and assume legal and economical responsibility in the integrity of information and documents provided.

Eight Unless affected by war, natural disaster, any factor uncontrollable by human, any other reason to affect the implementation of this agreement must be mutually agreed by both parties.

Nine This agreement is written in accordance with the Company Law of the People's Republic of China.

Ten Both parties, according to its bylaw, shall affix its board resolution to consent this acquisition agreement as appendix to this agreement.


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Party A:                AP Henderson Group
Representative:         /S/ RICHARD HENRY
                        ------------------
                        Richard Henry
                        Chairman of AP Henderson Group


Party B:                Hyundai MultiCAV Computer Shanghai Co., Ltd.
Representative:         /S/ JEFFERY CO
                        --------------
                        Jeffery Co
                        Chairman of Hyundai MultiCAV Computer Shanghai Co., Ltd.


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